[GRAPHIC]
                                   NEWS RELEASE
                                   Release:  IMMEDIATE
                                   For:      Comtex News Network, Inc.
     Contact:  Amber Gordon                  (Symbol: CMTX)
               703-820-2000

  NEW TEAM TO LEAD COMTEX:  CHAIRMAN STEVE ELLIS APPOINTED CEO
             AND LARRY SCHWARTZ APPOINTED PRESIDENT

ALEXANDRIA, VA, August 18, 2003 - Comtex News Network, Inc. (OTC
BB: CMTX) today announced that it has appointed Stephen W. Ellis, Chairman of the Board of Directors, to the additional post of Chief Executive Officer. Partnering with Mr. Ellis in the revitalization of Comtex, will be Mr. Laurence F. Schwartz, who has been appointed President. Mr. Schwartz, a specialist in market-driven product development, will be supervising marketing and sales during the initial stages of the Company's recently announced headquarters move to New York. Also as previously announced, Comtex's publishing, client services, finance and technology centers will remain in Virginia.

     Mr. Ellis stated, "The pace of change at Comtex is exhilarating. Our plans for Comtex include strengthening product offerings, increasing interactive communications with our distributors and publishers, and simplifying our business model." He continued, "Larry Schwartz and I have worked well as a team in
several other corporations.   We believe there are many
excellent, previously unexplored opportunities for growth within reach for Comtex."

     Mr. Schwartz commented, "Comtex has a strong record of performance and reliability in delivering real-time news and information to its customers. Now, it's time for Comtex to ramp-up its development of faster technology, enhanced content and new
products that anticipate our distributors' needs."   He added,
"I'm delighted to have been chosen to lead Comtex in this time of rapid change. I greatly look forward to working with Steve and the existing, talented and dedicated team at Comtex/Virginia - and to building the operations of Comtex/NY."


About Steve Ellis
Mr. Ellis, 53, became a director of the Company in October 2002 and was subsequently elected Chairman of the Board. He is a private investor specializing in information technology, financial services, and electronic market data firms. In addition to his investment activities, he has frequently served as an interim senior executive for developing companies in these same industries. He most recently served as Executive Vice President and Chief Financial Officer of GFI Group, Inc., one of the world's leading credit, equity, energy and foreign exchange derivatives brokerage firms, where in 2001 he launched their largest successful private equity financing to date. Previously, Mr. Ellis was Executive Vice President, Chief Financial Officer and a Director of HotJobs.com, directing its 1999 initial public stock offering and follow-on offerings. He also served as Senior Vice President of Finance and Operations at Biztravel.com and Vice President and Chief Financial Officer of Metromedia Fiber Network, Inc.

Mr. Ellis also serves as President of Tournament Systems Ltd. and its parent company, Bolenka Games Online LLC, which develop and operate online and wireless versions of branded games, such as Trivial Pursuitr. Mr. Ellis graduated from the Massachusetts Institute of Technology with a BS and a BSEE, and received his MBA from Stanford Graduate School of Business. He is also a certified public accountant.


About Larry Schwartz
Mr. Schwartz, 43, has guided numerous entertainment and new media ventures from start-up through various phases of growth, development and maturity, the most recent of which include Bolenka Games Online (Trivial Pursuitr Online), GFI Group (financial), Wizard World (publishing) and Patron Technology (Technology). During the last five years Mr. Schwartz built New Net Companies, Inc. (NewNetCo) into one of the Northeast's preeminent e-business solution providers. During 1997-1999, Mr. Schwartz was president and CEO of Auctions.com - which he co-created with the Times Mirror Co. and other partners, and then
guided through a sale to Classified Ventures, Inc.   Co-owners
included: Gannett Company, Inc., Knight-Ridder, Inc., The New York Times Company, the Times Mirror Co., Tribune Company, and
The Washington Post Company.   Previously, Mr. Schwartz founded
and was president of ArtSoft, Inc. and Entertainment Express, Inc., which became the leading electronic ticketing software suppliers to the entertainment industry. In 1999, these companies were merged with Tickets.com.

Mr. Schwartz continues to serve as president of NewNetCo, and is currently Chairman of the Board of Directors of Bolenka Games Online LLC and Patron Technology LLC. Mr. Schwartz serves on the board of the Stamford Center for the Arts, in Stamford, Connecticut, and is a frequent speaker on the topics of market-driven product development, business start-ups and turnarounds.


About Comtex
Comtex is the leading wholesaler of real-time news and related content for the world's leading financial and business information distributors. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines, filters and distributes news and content received from more than 10,000 national and international news bureaus, agencies and publications. The resulting news and content products - with embedded stock tickers, key words, standardized metadata, uniform formatting and custom filters - are all designed to meet the exacting standards required by investment professionals. Comtex can be found on the Web at http://www.comtex.com.

Please Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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